EXHIBIT 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS REPORTS FIRST QUARTER RESULTS

Jacksonville, Fla. (May 5, 2010) — Regency Centers Corporation announced today financial and operating results for the quarter ended March 31, 2010.

Earnings and Operations

Regency reported Recurring Funds From Operations (FFO) for the first quarter of $52.3 million, or $0.63 per diluted share, compared to $53.2 million and $0.75 per diluted share for the same period in 2009. The change in Recurring FFO per diluted share is primarily related to an increase in weighted average shares outstanding due to the Company’s issuance of equity in April and December 2009.

Regency reported FFO for the first quarter of $48.6 million, or $0.58 per diluted share. FFO for the same period in 2009 was $55.0 million and $0.78 per diluted share.

Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental performance measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry. Regency also reports Recurring FFO as FFO excluding the impact of gains from the sale of development and outparcels, net of related taxes and dead deal costs, provisions for impairment, gains and losses from the early extinguishment of debt and preferred stock, restructuring charges, transaction fees and promotes and other one-time items.

Net income attributable to common stockholders for the quarter was $12.4 million, or $0.15 per diluted share, compared to $19.6 million and $0.28 per diluted share for the same period in 2009.

For the three months ended March 31, 2010, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Percent leased, same properties only: 92.7%

•	Percent leased, operating and development properties: 91.5%

•	Decrease in same property net operating income: (0.3%)

•	Decrease in same property net operating income, exclusive of termination fees and provision for doubtful accounts: (2.7%)

•	Same space rental rate decline on a cash basis: (0.5%)

•	Leasing transactions: 351 new and renewal lease transactions for a total of 1.2 million square feet

Investments

Dispositions and Acquisitions

During the quarter Regency purchased one property through its co-investment partnerships at a price of $30.9 million and a cap rate of 8.9%. Regency’s share of the purchase price was $7.7 million. Regency also sold one wholly owned operating property at a gross sales price of $17.3 million and a cap rate of 8.9% and one completed development property at a gross sales price of $9.2 million and a cap rate of 9.4%. During the quarter Regency sold five out parcels at a gross sales price of $4.8 million.

Development

There were no new development starts during the quarter. Four projects were completed during the quarter, representing $97.1 million of net development costs. The average occupancy of the four centers is 95%. At March 31, 2010, the Company had 38 projects under development with estimated net costs at completion of $721.8 million. The in-process developments are 91% funded and 79% leased.

Co-Investment Partnerships

In July 2009, Global Retail Investors, LLC (GRI), a joint venture between the California Public Employees’ Retirement System (CalPERS) and an affiliate of First Washington Realty, Inc., agreed to purchase the majority of Charter Hall Retail REIT’s (formerly Macquarie CountryWide) (MCW) interest in Macquarie CountryWide Regency II, LLC (MCW II). At that time, the partnership was valued at $1.73 billion for the transaction. The first phase of the transaction which involved the sale of 45% of the partnership to GRI closed on July 31, 2009. The second phase in which the final 15% of the partnership was sold by MCW to GRI closed subsequent to quarter end, on April 30, 2010, after final receipt of lender consents. As part of the agreement, Regency received a $2.6 million disposition fee at closing.

In addition, Regency formally closed on its acquisition of an additional 15% ownership interest in the partnership during the quarter.

Capital Markets

Secured Financings

During the first quarter, Regency and GRI entered into a loan commitment and locked interest rate on $202 million of loan proceeds secured by 13 assets in its GRI partnership. This commitment includes an interest rate of 5.825% over a ten-year term and is interest-only for the first two years. This loan is approximately 62% of combined property values. This refinancing, which is expected to close by the end of May 2010, along with accompanying equity contributions of $374.3 million by Regency and GRI throughout the year, will allow the partnership to eliminate all debt maturing in 2010 and reduce total partnership debt by 25%.

Rating Agencies

During the first quarter, Fitch affirmed Regency Centers’ corporate credit rating at BBB+ and revised the Company’s outlook from stable to negative.

Dividend

On May 4, 2010, the Board of Directors declared a quarterly cash dividend of $0.4625 per share, payable on June 2, 2010 to shareholders of record on May 19, 2010. The Board also declared a quarterly cash dividend of $0.46563 per share of Series 3 Preferred stock, payable on June 30, 2010 to shareholders of record on June 1, 2010; a quarterly cash dividend of $0.45313 per share of Series 4 Preferred stock, payable on June 30, 2010 to shareholders of record on June 1, 2010; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on June 30, 2010 to shareholders of record on June 1, 2010.

2010 Guidance Update

The Company has revised its 2010 Recurring FFO per share, same property percent leased and same property growth guidance as a result of improving fundamentals and positive leasing trends. These changes are summarized below:

2010 Earnings Guidance
	Revised Guidance	Previous Guidance
Recurring FFO/share	$2.20 - $2.35	$2.11 - $2.31
Same property percent leased at period end(a)	91.0% - 93.0%	90.0% - 92.5%
Same property growth(a)	(2.5)% - 0.5%	(4.0)% - (1.0)%

(a)	wholly owned and Regency’s pro rata share of co-investment partnerships

Conference Call

In conjunction with Regency’s first quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, May 6 at 10:00 a.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its first quarter 2010 supplemental information package that may help investors estimate earnings for 2010. A copy of the Company’s first quarter 2010 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended March 31, 2010. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Reconciliation of Net Income Attributable to Common Stockholders to Funds From Operations and Recurring Funds From Operations—Actual

	Three Months Ended		Year to Date
For the Periods Ended March 31, 2010 and 2009	2010	2009	2010	2009
Net income (loss) attributable to common stockholders	$12,368,970	$19,562,977	$12,368,970	$19,562,977
Adjustments to reconcile to Funds from Operations:
Depreciation expense - consolidated properties	26,387,275	23,353,809	26,387,275	23,353,809
Depreciation and amortization expense - uncons properties	13,203,559	9,510,545	13,203,559	9,510,545
Consolidated JV partners’ share of depreciation	(137,951)	(139,647)	(137,951)	(139,647)
Amortization of leasing commissions and intangibles	3,885,633	3,622,500	3,885,633	3,622,500
(Gain) on sale of operating properties, including JV’s	(7,194,648)	(1,092,994)	(7,194,648)	(1,092,994)
Income deferrals under the Restricted Gain Method for GAAP	—	—	—	—
Non-controlling interest of exchangeable partnership units	93,861	163,695	93,861	163,695

Funds From Operations	48,606,699	54,980,885	48,606,699	54,980,885
Dilutive effect of share-based awards	(190,868)	(325,002)	(190,868)	(325,002)

Funds From Operations for calculating Diluted FFO per Share	$48,415,831	$54,655,883	$48,415,831	$54,655,883

Funds From Operations	$48,606,699	$54,980,885	$48,606,699	$54,980,885
Adjustments to reconcile to Recurring Funds from Operations:
Development and outparcel gains, net of dead deal costs and tax	(231,303)	(4,059,032)	(231,303)	(4,059,032)
Provisions for impairment	3,613,131	—	3,613,131	—
Provisions for hedge ineffectiveness	343,459	—	343,459	—
Loss (gain) on early debt extinguishment	—	—	—	—
Restructuring charges	—	2,238,485	—	2,238,485
Transaction fees and promotes	—	—	—	—

Recurring Funds From Operations	52,331,986	53,160,338	52,331,986	53,160,338
Dilutive effect of share-based awards	(190,868)	(325,002)	(190,868)	(325,002)

Recurring Funds From Operations for calculating Diluted Recurring FFO per Share	$52,141,118	$52,835,336	$52,141,118	$52,835,336

Weighted Average Shares For Diluted FFO per Share	82,780,272	70,138,289	82,780,272	70,138,289

Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At March 31, 2010, the Company owned 399 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 53.2 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 201 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.